Exhibit 99.1

NEWS RELEASE	Susquehanna Bancshares, Inc. 26 North Cedar Street Lititz, PA 17543
For Immediate Release

INVESTOR RELATIONS CONTACT:

Abram G. Koser, Vice President, Investor Relations

(717) 625-6305, ir@susquehanna.net

MEDIA RELATIONS CONTACT:

Stephen Trapnell, Corporate Communications Manager

(717) 625-6548, communications@susquehanna.net

Susquehanna Bancshares, Inc. Completes Acquisition

of Abington Bancorp, Inc.

LITITZ, Pa. (October 3, 2011) – Susquehanna Bancshares, Inc. (Nasdaq:SUSQ) completed its acquisition of Abington Bancorp, Inc. (Nasdaq:ABBC) on Oct. 1, significantly expanding its presence in the greater Philadelphia area.

Abington’s 20 branches in Montgomery, Bucks and Delaware counties now operate as Susquehanna Bank offices, bringing the bank’s total branch network to 240 locations in the Mid-Atlantic region.

“Abington Bank built a strong reputation for customer service and community banking, two ideals that we share,” said William J. Reuter, Chairman and Chief Executive Officer of Susquehanna. “We are pleased to welcome their customers, employees and shareholders to Susquehanna. Their region is a natural extension of our bank’s footprint in the greater Philadelphia area, and we look forward to providing an expanded branch network and additional financial services to customers throughout the region.”

With the addition of Abington’s $1.1 billion in assets, Susquehanna’s assets now total more than $15 billion.

In connection with the completion of the merger, Abington Chairman, President and CEO Robert W. White joined the Susquehanna Bancshares Board of Directors and was named Senior Executive Vice President, New Business Development, at Susquehanna Bank.

Susquehanna Bancshares, Inc. is a financial services holding company with assets of more than $15 billion. Its largest subsidiary is Susquehanna Bank, which provides commercial banking services to consumers and businesses through 240 branches in Pennsylvania, New Jersey, Maryland and West Virginia. Through Susquehanna Wealth Management, the holding company also offers investment, fiduciary, brokerage, insurance, retirement planning, and private banking services. Susquehanna also operates an insurance brokerage and employee benefits company, a commercial finance company and a vehicle leasing company. For more information, please visit www.susquehanna.net.